FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-09

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Wednesday, June 17, 2020 12:20 PM
Subject: Fwd:★NEW ISSUE CMBS★ $776.405MM JPMDB 2020-COR7 **PUBLIC CMBS**

JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2020-COR7 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2020-COR7

JOINT BOOKRUNNERS: J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC. AND GOLDMAN SACHS & CO. LLC

CO-MANAGERS: JEFFERIES LLC AND DREXEL HAMILTON, LLC

RATING AGENCIES: S&P/FITCH/KBRA

OFFERING TYPE: SEC-REGISTERED

***AVAILABLE OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT NOI
	(S/F/K)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD
A-1	AAA/AAA/AAA	13.360	2.76	7/20 - 2/25	30.000%	39.0%	14.9%
A-2	AAA/AAA/AAA	83.000	4.69	2/25 - 3/25	30.000%	39.0%	14.9%
A-3	AAA/AAA/AAA	80.800	6.51	10/26 - 3/27	30.000%	39.0%	14.9%
A-4	AAA/AAA/AAA	***** SEE BELOW *****			30.000%	39.0%	14.9%
A-5	AAA/AAA/AAA	***** SEE BELOW *****			30.000%	39.0%	14.9%
A-SB	AAA/AAA/AAA	26.960	7.00	3/25 – 8/29	30.000%	39.0%	14.9%
A-S	AA-/AAA/AAA	56.838	9.70	3/30 – 3/30	23.750%	42.5%	13.6%
B	NR/AA-/AA	34.103	9.70	3/30 – 3/30	20.000%	44.6%	13.0%
C	NR/A-/A	48.881	9.70	3/30 – 3/30	14.625%	47.6%	12.2%

**The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $432,463,000, subject to a variance of plus or minus 5%.

Class of Certificates	Exp. Range of Initial Balance	Exp. Range of WAL Expected Principal Window
Class A-4	$0 - $185.000 N/A - 9.14	N/A - 4/29 - 12/29
Class A-5	$247.463 - $432.463 9.57 - 9.38	12/29-3/30 - 4/29-3/30

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$909,405,614
NUMBER OF LOANS:	37
NUMBER OF PROPERTIES:	153
WA CUT-OFF LTV:	55.7%
WA MATURITY LTV:	52.5%
WA U/W DSCR:	2.50x
WA U/W NOI DEBT YIELD:	10.4%
TOP TEN LOANS %:	54.3%

WA REMAINING TERM TO MATURITY (MOS):	106
WA REMAINING AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	5

TOP 5 PROPERTY TYPES:	OFFICE (68.2%), MIXED USE (17.7%), INDUSTRIAL (6.8%), RETAIL (3.1%), LEASED FEE (2.7%).

TOP 5 STATES:	CA (41.1%), NY (21.0%), VA (5.7%), PA (5.1%), NC (4.2%).

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (20.6%), LOANCORE CAPITAL MARKETS LLC (48.6%), GERMAN AMERICAN CAPITAL CORPORATION (16.4%) AND GOLDMAN SACHS MORTGAGE COMPANY (14.3%).

RISK RETENTION:	LOANCORE CAPITAL MARKETS LLC IS EXPECTED TO ACT AS RETAINING SPONSOR AND SATISY U.S. CREDIT RISK RETENTION REQUIREMENT THROUGH PURCHASE OF AN ELIGIBLE HORIZONTAL RESIDUAL INTEREST, WHICH WILL BE COMPRISED OF THE CLASS F-RR, CLASS G-RR, CLASS H-RR AND CLASS NR-RR CERTIFICATES. THE AGGREGATE ESTIMATED FAIR MARKET VALUE OF THE CLASS F-RR, CLASS G-RR, CLASS H-RR AND CLASS NR-RR CERTIFICATES WILL BE AT LEAST EQUAL TO 5% OF THE ESTIMATED FAIR VALUE OF ALL OF THE CERTIFICATES (OTHER THAN THE CLASS R CERTIFICATES) ISSUED BY THE ISSUING ENTITY.

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	LOANCORE CAPITAL MARKETS LLC OR ITS AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRICE GUIDANCE:	ON OR ABOUT JUNE 18, 2020
ANTICIPATED PRICING:	ON OR ABOUT JUNE 22, 2020
ANTICIPATED SETTLEMENT:	ON OR ABOUT JUNE 30, 2020

JPM SPG SYNDICATE CONTACTS

ANDY CHERNA 212-834-4154

JENNIFER KORNBLAU 212-834-4154

KAILIN TWOMEY 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

BRAD HORN 212-834-9708

HARRIS RENDELSTEIN 212-834-6737

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

DERRICK FETZER 212-834-3111

DEUTSCHE BANK CMBS BANKING CONTACTS

LAINIE KAYE 212-250-5270

NATALIE GRAINGER 212-250-1254

DEUTSCHE BANK TRADING DESK CONTACTS

RYAN HORVATH 212-250-5149

DAN PENN 212-250-5149

GOLDMAN SACHS CMBS BANKING CONTACTS

LEAH NIVISON 212-357-2702

SCOTT EPPERSON 212-934-2882

JUSTIN PETERSON 212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS

SCOTT WALTER 212-357-8910

ALEX SMITH-CONSTATINE 212-855-9035

GOLDMAN SACHS CAPITAL MARKETS CONTACTS

MARK ROMANCZUK 212-902-0290

NITIN JAGGA 212-855-9035

*******************************************************************************

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